Exhibit 99.1

Spectrum Brands Announces a Strong Start to Fiscal 2010

ATLANTA--(BUSINESS WIRE)--February 9, 2010--Spectrum Brands (the “Company”) (OTC: SPEB) today announced strong financial results for its first quarter of fiscal 2010. Consolidated net sales were $591.9 million, up 7.9 percent over the first quarter of fiscal 2009. Including an adjustment related to the Company’s adoption of fresh-start reporting as well as restructuring and related charges, professional fees and other items, the Company recorded a GAAP net loss of $60.2 million compared with a net loss of $112.6 million for the same period of fiscal 2009. Consolidated adjusted EBITDA, a non-GAAP measurement of profitability which the Company believes is a useful indicator of the operating health of the business and its trends, was $81.4 million, up $27.7 million, or 51.6 percent, over the first quarter of fiscal 2009.

“Spectrum Brands is off to a strong start for fiscal 2010,” said Kent Hussey, CEO of Spectrum Brands. “With expanding market share in many of our key product lines, we are seeing the initiatives we have implemented over the last several years, which were intended to reduce costs and improve efficiencies, deliver positive results as our businesses generated significantly improved adjusted EBITDA that was 51.6 percent above first quarter of fiscal 2009 levels. While we face significant competitive pressures in the quarters ahead and consumers remain cautious, this start to our year should allow us to achieve adjusted EBITDA in the range of $335 million to $345 million for the full year fiscal 2010.”

Fresh-Start Reporting

As a reminder to readers, in connection with the Company’s emergence from Chapter 11 on August 28, 2009 and in accordance with ASC Topic 852, “Reorganization,” the Company adopted fresh-start reporting on August 30, 2009. At that time, the recorded amounts of the Company’s assets and liabilities were adjusted to reflect their fair value. As a result, the reported historical financial statements of the “Predecessor Company”, which encompasses results of operations prior to August 30, 2009 are not comparable to those of the “Successor Company”, whose results encompass the results of operations on and after August 30, 2009. (See Note 2, “Voluntary Reorganization Under Chapter 11”, of Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009 for additional information on fresh-start reporting.)

First Quarter Fiscal 2010 Consolidated Financial Results

The Company reported consolidated net sales of $591.9 million for the first quarter of fiscal 2010, compared with $548.5 million for the same period last year. This increase was driven by solid growth in North American battery sales, strength in European shaving and grooming and in global companion animal sales, as well as the start of a recovery in Latin America. Consolidated net sales for the quarter were favorably impacted by $28.9 million of foreign exchange.

The Company reported a net loss of $60.2 million, or $2.01 per share, for the first quarter of fiscal 2010. As a result of the cancellation of the Company’s old common stock upon its emergence from bankruptcy on August 28, 2009 and because earnings per share calculations performed prior to that date would not reflect the Company’s new capital structure, the Company did not include a discussion of the comparison of the earnings per share to the first quarter of fiscal 2009 in this release.

Excluding certain items which management believes are not indicative of the Company’s ongoing normalized operations, the Company generated adjusted basic earnings per share of $0.16, a non-GAAP number. These excluded items, net of tax, include:

  An inventory write-up related to the valuation of the Company as a result of fresh-start reporting of $0.75 per share;
  Restructuring and related charges of $0.14 per share;
  Professional fees related to the Company’s voluntary filing and subsequent emergence from Chapter 11 of $0.08 per share;
  Net loss from discontinued operations of $0.09 per share related to the Company’s growing products portion of the Home and Garden business, whose shutdown was completed during the second quarter of fiscal 2009;
  Net tax adjustments of $1.16 per share to exclude the effect of certain adjustments made to the valuation allowance against net deferred taxes and other tax related items; and
  Other items netting to a benefit of $0.05 per share.

Consolidated adjusted EBITDA was $81.4 million for the first quarter of fiscal 2010 compared with $53.7 million for the same period of fiscal 2009. In addition to benefitting from increases in revenue, as well as numerous cost cutting, efficiency enhancing and SKU rationalization initiatives, foreign exchange positively impacted the quarter’s consolidated adjusted EBITDA results by $7.9 million.

Liquidity

The Company ended its first quarter of fiscal 2010 on January 3, 2010 with $63 million in cash. Approximately $1,334 million was drawn under the Company’s senior term credit facilities, and approximately $72 million was drawn on the Company’s $242 million ABL facility as of such date.

Segment Level Data

Global Batteries and Personal Care

The positive trends seen during recent quarters in the Company’s Global Batteries and Personal Care segment continued through the first quarter of fiscal 2010. The Company reported $428.6 million in net sales from the Global Batteries and Personal Care segment for the first quarter of fiscal 2010 compared with $389.3 million for the same period last year due primarily to market share growth in North America and $25.0 million of positive foreign exchange impacts versus the first quarter of fiscal 2009.

With continued strength in North America as well as some encouraging signs of a recovery in Latin America, global battery sales were $243.7 million for the first quarter compared with $220.7 million for the same period last year. Foreign exchange positively impacted these results by $14.2 million. North American battery sales were $97.4 million for the quarter, up $9.4 million over the same period of 2009. In Europe, the company continued to exit unprofitable or marginally profitable SKUs and accounts. European battery sales, which benefited from $10.3 million of foreign exchange impacts were $100.8 million for the quarter, compared with $94.8 million for the same period last year. And, in Latin America where, as mentioned, the Company is starting to see success with its new marketing programs, sales for the first quarter were $45.5 million, compared with $38.0 million for the same period last year. Foreign exchange positively impacted the Latin American results by $3.3 million for the quarter.

Global sales of Remington branded products were $162.8 million for the first quarter of fiscal 2010 versus $144.9 million for the same period last year. Foreign exchange positively impacted these results by $9.7 million.

With the completion of numerous cost cutting measures as well as SKU reduction initiatives, the improvement in the top line within the Global Batteries and Personal Care segment resulted in a significant increase in adjusted EBITDA. For the quarter, this segment delivered $70.2 million of adjusted EBITDA, compared with $53.2 million for the same period last year, an improvement of 32.0 percent. Foreign exchange positively impacted these results by $7.3 million.

Global Pet Supplies

Strong sales of Dingo, Nature’s Miracle and consumable aquatics products were the major drivers of growth in the Global Pet Supplies segment. Net sales were $137.0 million, compared to $132.4 million for the first quarter of fiscal 2009. Foreign exchange positively impacted sales in Global Pet Supplies by $3.8 million.

Benefiting from operating expense reductions and pricing initiatives primarily implemented in the second quarter of last year, the Company reported adjusted EBITDA for the Global Pet Supplies Segment of $22.1 million for the first quarter of fiscal 2010, compared with $17.6 million for the same period of fiscal 2009, a 25.7 percent increase. Foreign exchange did not significantly impact these results.

Home and Garden

During the first quarter of fiscal 2010, which is typically a period of internal inventory building in advance of the selling season for the Home and Garden segment, the Company reported net sales from this segment of $26.3 million, essentially unchanged from the $26.8 million reported for the same period last year.

Benefiting from SKU reduction and cost cutting initiatives, the Company’s Home and Garden segment improved its adjusted EBITDA from a loss of $8.2 million for the first quarter of fiscal 2009 to a loss of $4.3 million for the first quarter of fiscal 2010.

Outlook

Although consolidated results for the fiscal first quarter of 2010 were strong, the Company expects that a cautious consumer and stepped-up competition in several business segments will continue to be challenges. Incorporating first quarter results with the latest forecast for the balance of the year, the Company now projects fiscal 2010 net sales growth of 3 to 5 percent over fiscal 2009 and adjusted EBITDA of between $335 million and $345 million for the full year fiscal 2010, which compares with $332 million of projected adjusted EBITDA provided in an 8-K on June 15, 2009 in association with the Company’s Chapter 11 proceedings. Free cash flow, which is defined as Cash from Operations less capital expenditures, is currently projected to be between $25 million to $35 million, net of cash payments related to the Company’s Chapter 11 filing and subsequent emergence including $45 million for professional fees, $21 million for prepetition payables coupled with $20 million in cash payments related to restructuring initiatives implemented prior to fiscal 2010.

Previously Scheduled Investor Call Postponed

The Company’s previously announced investor call originally scheduled for 8:30 AM EST today has been postponed until 5 PM EST today, February 9, 2010. To listen to the webcast, please visit the Investor Relations homepage on the Company’s website, which can be accessed at www.spectrumbrands.com. A webcast replay will be available through February 23, 2010.

Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Excluding the impact of current exchange rate fluctuations may provide additional meaningful reflection of underlying business trends. In addition, within this release, including the tables attached hereto, reference is made to adjusted diluted earnings per share, adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) and free cash flow. See attached Table 3, “Reconciliation of GAAP to Adjusted Diluted Earnings Per Share,” for a complete reconciliation of diluted loss per share on a GAAP basis to adjusted earnings per share, see attached Table 4, “Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA,” for a reconciliation of GAAP Net Income (Loss) to adjusted EBITDA for the three months ended January 3, 2010 versus the three months ended December 28, 2008 on a consolidated basis and for each of the Company’s business segment, and Table 5, “Reconciliation of GAAP Net Loss to Adjusted EBITDA” for reconciliation of projected GAAP Net Loss to adjusted EBITDA for the 12 months ending September 30, 2010 on a consolidated basis and “Reconciliation of GAAP Cash Flow from Operating Activities to Free Cash Flow” for a reconciliation of GAAP cash flow from operating activities to free cash flow for the 12 months ending September 30, 2010. Adjusted EBITDA is a metric used by management and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA can also be a useful measure of a company’s ability to service debt and is one of the measures used for determining the Company’s debt covenant compliance. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period. In addition, the Company’s management uses adjusted diluted earnings per share as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations. Management believes that adjusted diluted earnings per share is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next. Also, management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt and meet its working capital requirements. Free cash flow should not be considered in isolation or as a substitute for pretax income (loss), net income (loss), cash provided by (used in) operating activities or other statement of operations or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or discretionary uses. The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.

About Spectrum Brands, Inc.

Spectrum Brands is a global consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, included in its portfolio of widely trusted brands are Rayovac®, Remington®, Varta®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-In-1®, Spectracide®, Cutter®, Repel®, and HotShot®. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in more than 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generates annual revenue from continuing operations in excess of $2 billion.

Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) Spectrum Brands’ ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) Spectrum Brands’ ability to identify, develop and retain key employees, (3) risks that changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Spectrum Brands offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) Spectrum Brands’ ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (10) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in Spectrum Brands’ securities filings, including the most recently filed Annual Report on Form 10-K or Quarterly Reports on Form 10-Q. Spectrum Brands also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.

The Company also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

Table 1
SPECTRUM BRANDS, INC.
Condensed Consolidated Statements of Operations
For the three months ended January 3, 2010 and December 28, 2008
(Unaudited)
($ in millions, except per share amounts)

	Successor	Predecessor
	Company	Company
	THREE MONTHS
	F2010	F2009	INC(DEC)
			%
Net sales	$591.9	$548.5	7.9%
Cost of goods sold	405.8	348.5
Restructuring and related charges	1.6	10.1
Gross profit	184.5	189.9	(2.8%)

Selling	111.3	111.3
General and administrative	43.2	36.9
Research and development	6.4	5.6
Restructuring and related charges	4.8	10.9

Total operating expenses	165.7	164.7

Operating income	18.8	25.2

Interest expense	49.5	52.4
Other expense, net	0.7	3.7

Loss from continuing operations before reorganization items, expense and income taxes	(31.4)	(30.9)

Reorganization items expense	3.6	-

Loss from continuing operations before income taxes	(35.0)	(30.9)

Income tax expense	22.5	15.6

Loss from continuing operations	(57.5)	(46.5)

Loss from discontinued operations, net of tax (a)	(2.7)	(66.1)

Net loss	$(60.2)	$(112.6)

Average shares outstanding (b)	30.0	51.4

Loss from continuing operations	$(1.92)	$(0.90)
Loss from discontinued operations	(0.09)	(1.29)
Basic loss per share	$(2.01)	$(2.19)

Average shares and common stock equivalents outstanding (b) (c)	30.0	51.4

Loss from continuing operations	$(1.92)	$(0.90)
Loss from discontinued operations	(0.09)	(1.29)
Diluted loss per share	$(2.01)	$(2.19)

NOTE: Due to various adjustments to the Company's financial statements in connection with fresh-start reporting, including asset valuation adjustments, adjustments to liabilities and cancellation of indebtedness, the results of operations for Successor Company are not comparable to those of the Predecessor Company.

(a) Reflects the loss from discontinued operations, net of tax, of the growing products portion of the Home and Garden Business. The shutdown of the growing products portion of the Home and Garden Business was completed during the second quarter of the Company's Fiscal 2009.

(b) Per share figures calculated prior to rounding.

(c) For the three months ended January 3, 2010 and December 28, 2008, we have not assumed the exercise of common stock equivalents as the impact would be antidilutive.

Table 2
SPECTRUM BRANDS, INC.
Supplemental Financial Data
For the three months ended January 3, 2010 and December 28, 2008
(Unaudited)
($ in millions)
	Successor	Predecessor
	Company	Company
Supplemental Financial Data	F2010	F2009
Cash	$62.7	$100.7

Trade receivables, net	$272.3	$305.6
Days Sales Outstanding (a)	47	48

Inventory, net	$296.9	$407.6
Inventory Turnover (b)	4.8	3.6

Total Debt	$1,584.2	$2,604.9

	THREE MONTHS
Supplemental Cash Flow Data	F2010	F2009
Depreciation and amortization, excluding amortization of debt
issuance costs	$25.0	$16.8

Capital expenditures	$4.9	$1.3

	THREE MONTHS
Supplemental Segment Sales & Profitability	F2010	F2009

Net Sales
Global Batteries and Personal Care	$428.6	$389.3
Global Pet Supplies	137.0	132.4
Home and Garden Business	26.3	26.8
Total net sales	$591.9	$548.5

Segment Profit (Loss)
Global Batteries and Personal Care	$46.0	$53.3
Global Pet Supplies	1.1	12.1
Home and Garden Business	(9.6)	(10.7)
Total segment profit	37.5	54.7

Corporate	12.3	8.5
Restructuring and related charges	6.4	21.0
Interest expense	49.5	52.4
Other expense, net	0.7	3.7

Loss from continuing operations before Reorganization items, expense and income taxes	$(31.4)	$(30.9)

(a) Reflects actual days sales outstanding at end of period.

(b) Reflects cost of sales (excluding restructuring and related charges) during the last twelve months divided by inventory as of the end of the period.

Table 3
SPECTRUM BRANDS, INC.
Reconciliation of GAAP to Adjusted Diluted Earnings Per Share
For the three months ended January 3, 2010
(Unaudited)

	THREE MONTHS
	F2010
Diluted loss per share, as reported	$(2.01)

Adjustments, net of tax:
Fresh-start reporting inventory fair value adjustment	0.75	(a)
Restructuring and related charges	0.14	(b)
Reorganization items expense	0.08	(c)
Discontinued operations	0.09	(d)
Income taxes	1.16	(e)
Other adjustments	(0.05)	(f)
	2.17

Diluted earnings per share, as adjusted	$0.16

Note: Per share figures calculated prior to rounding.

(a) Reflects $22.4 million, net of tax, of inventory write-up related to the valuation of the Company as a result of fresh-start reporting.

(b) Reflects $4.2 million, net of tax, of restructuring and related charges as follows: (i) $5.0 million for the 2009 Global Cost Reduction Initiatives; (ii) $0.5 million for the Ningbo Exit Strategy; and (iii) $(1.3) million reflecting a refinement to previous management cost estimates related to the global restructuring announced January 10, 2007.

(c) Reflects $2.4 million, net of tax, primarily related to professional fees related to the Company's voluntary filing, and subsequent emergence, from Chapter 11 bankruptcy.

(d) Reflects a loss from discontinued operations, net of tax, of $2.7 million of the Company's growing products portion of the Home and Garden Business. The shutdown was completed during the Companys second quarter of Fiscal 2009.

(e) Reflects $34.7 million adjustment to income tax expense to exclude the impact of the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate.

(f) General and administrative expenses include $3.1 million, net of tax benefit, related to expiring taxes and related estimated penalties, associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products, for which the examination period expired in the current period. This is offset by $1.6 million, net of tax, related to of legal and professional fees incurred during the quarter in connection with the Company's assessment of various strategic options to further improve its capital structure.

NOTE: Due to the cancellation of the Predecessor Company's common stock upon the Company’s emergence from Chapter 11 Bankruptcy, the Company does not have comparable results for the prior year as the prior year earnings were attributable to the Predecessor Company's common stock.

Table 4
SPECTRUM BRANDS, INC.
Reconciliation of GAAP Net Income (loss) to Adjusted EBITDA
for the three months ended January 3, 2010
(Unaudited)
($ in millions)

	Global Batteries & Personal Care	Global Pet Supplies	Home & Garden	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands, Inc.

Net Income (loss)	$45.3	$(0.0)	$(17.8)	$(14.9)	$(72.9)	$(60.2)

Loss from discontinued operations, net of tax	-	-	2.7	-	-	2.7
Income tax expense	-	-	-	-	22.5	22.5
Interest expense	-	-	-	-	49.5	49.5
Restructuring and related charges	(0.1)	1.3	6.4	(1.2)	-	6.4
Reorganization expense items, net	-	-	-	3.6	-	3.6
Accelerated Depreciation (b)	-	-	(0.3)	-	-	(0.3)
Fresh-Start Inventory fair value adjustment	18.6	13.7	2.2	-	-	34.5
Brazilian IPI Credit/Other	(4.8)	-	-	2.4	-	(2.4)

Adjusted EBIT	59.0	14.9	(7.6)	(10.0)	-	56.4
Depreciation and Amortization	11.2	7.2	3.3	3.4	-	25.0

Adjusted EBITDA	$70.2	$22.1	$(4.3)	$(6.6)	$-	$81.4

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense (benefit) and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

(b) Adjustment reflects accelerated depreciation associated with certain restructuring initiatives. Inasmuch as this amount is included within Restructuring and related charges, this adjustment negates the impact of reflecting the add back of depreciation twice.

Table 4
SPECTRUM BRANDS, INC.
Reconciliation of GAAP Net Income (loss) to Adjusted EBITDA
for the three months ended December 28, 2008
(Unaudited)
($ in millions)

	Global Batteries & Personal Care	Global Pet Supplies	Home & Garden	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands, Inc.

Net Income (loss)	$35.4	$9.7	$(78.1)	$(11.6)	$(68.1)	$(112.6)

Loss from discontinued operations, net of tax	-	-	66.1	-	-	66.1
Income tax expense	-	-	-	-	15.7	15.6
Interest expense	-	-	-	-	52.4	52.4
Restructuring and related charges	14.7	2.5	1.5	2.3	-	21.0
Accelerated Depreciation (b)	(2.7)	-	-	-	-	(2.7)
Brazilian IPI Credit	(2.9)	-	-	-	-	(2.9)

Adjusted EBIT	44.4	12.2	(10.5)	(9.3)	-	36.9
Depreciation and Amortization	8.8	5.4	2.3	0.3	-	16.8

Adjusted EBITDA	$53.2	$17.6	$(8.2)	$(9.0)	$-	$53.7

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense (benefit) and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

(b) Adjustment reflects accelerated depreciation associated with certain restructuring initiatives. Inasmuch as this amount is included within Restructuring and related charges, this adjustment negates the impact of reflecting the add back of depreciation twice.

Table 5
SPECTRUM BRANDS, INC.
Reconciliation of GAAP Net Loss to Adjusted EBITDA
for the 12 months ending September 30, 2010
(Unaudited)
($ in millions)

Consolidated Spectrum Brands, Inc.

Net Loss	$ (125) - $ (93)

Loss from discontinued operations, net of tax	3
Income tax expense	70 -95
Interest expense	200
Restructuring and related charges	18
Reorganization Items	4
Fresh-Start Inventory Write-off	35

Adjusted EBIT	227 - 237
Depreciation and Amortization	108

Adjusted EBITDA	$ 335 - $ 345

Note: Amounts calculated prior to rounding

SPECTRUM BRANDS, INC.
Reconciliation of GAAP Cash Flow from Operating Activities to Free Cash Flow for the 12 months ending September 30, 2010
(Unaudited)
($ in millions)

Net Cash provided from Operating Activities	$ 60 - $ 70

Capital Expenditures	(35)

Free Cash Flow	$ 25 - $ 35

CONTACT:
Investor Contact:
Spectrum Brands
Carey Phelps, 770-829-6208
DVP Investor Relations
or
Media Contact:
MS&L for Spectrum Brands
Frank Ranew, 404-870-6832